MATHEWSON EMPLOYMENT AGREEMENT
AGREEMENT, made effective as of August 1, 2006, by and between GOLD RUN INC., a corporation (the “Company”) incorporated under the laws of Delaware, and having an office at 330 Bay St., Suite 820, Toronto, Ontario, Canada, M5H 2S8 and DAVE MATHEWSON (the “Employee”), an individual residing at 1265 Mesa Drive, Fernley, Nevada 89408;
WITNESSETH:
WHEREAS, the Company desires to employ Employee as President and Chief Geologist of the Company to provide the services hereinafter set forth, on the terms and subject to the conditions hereinafter set forth; and
WHEREAS, the Employee desires to accept such employment on such terms and subject to such conditions; and
WHEREAS, the parties are this day executing an Amended and Restated Agreement made effective as of May 9, 2006;
NOW, THEREFORE, the parties hereto do hereby covenant and agree as follows:
1

1. Employment and Term.
(a) The Company hereby employs the Employee, and the Employee agrees to serve the Company as its President and Chief Geologist.
(b) The term of the Employee's employment hereunder shall commence on August 1, 2006 (the "Effective Date"), and shall end on the third (3rd) anniversary of the Effective Date, unless the same shall be sooner terminated as hereinafter provided (the “Term”).
2. Duties.
(a) Subject at all times to the control of the Board of Directors of the Company (the “Board”), the Employee shall report to the Company's CEO, and others as the Company may designate, and undertake activities and operations as directed by the CEO and the Board, consistent with the typical duties and obligations of a President and Chief Geologist of a junior exploration company. Employee shall lead a generative gold exploration program, and without limiting the foregoing, Employee's duties shall include, without limitation, (a) generating potential property acquisitions, (b) development, implementation and management of all exploration activities, (c) recruitment of all personnel, consultants and contractors, (d) preparation and submission of periodic reports and recommendations to Gold Run's CEO and Board respecting
2

potential acquisitions, divestments, exploration programs, strategic investments or agreements, (e) preparation of various technical material, reports and summaries, which may be required pursuant to the requirements of laws, or as otherwise deemed necessary by the Company’s CEO and Board to facilitate financing for the Company, and (f) travel as may be deemed advisable and necessary by the Company's Board, consistent with Employee's duties and obligations as an officer, director and controlling shareholder of the Company.
(b) The Company and the Employee shall comply in all material respects with all federal, state and local laws, ordinances, regulations, rules and orders applicable to its mining exploration operations or him, as the case may be, it being understood and agreed that the Employee, shall be reasonably responsible to assure that the Company remain in such compliance.
(c) The Employee shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Company's Board. The Employee will devote of his time and attention exclusively to the rendering of his Services hereunder, subject to (i) four (4) weeks vacation per year of the Term (a “Term Year”), and (ii) his rights set forth in Section 6. Employee shall not be entitled to any additional salary in the event he fails to take such vacation or any portion thereof. In such event, Employee shall not be entitled to an extended vacation in subsequent Term Years.
3

3. Base Salary. During the Term, the Company shall cause the Employee to receive a total base salary (the “Base Salary”) at the rate of U.S. $120,000 per annum, payable in accordance with the payroll practices of the Company.
4. Expenses. The Employee shall, during the Term, be entitled to receive reimbursement of all expenses reasonably incurred by the Employee in performing his services hereunder, including all travel and living expenses while away from home on business or incurred at the specific request or direction of the Company; provided that all such expenses must be reasonable, and must be incurred and accounted for in accordance with the rules, policies, procedures and guidelines, if any, established or to be established by the Company (as the same may be modified or amended from time to time), and must be submitted to the Company, with appropriate expense vouchers and substantiated by evidence competent to establish such expenses to the United States Internal Revenue Service and otherwise as the Company may require.
5. Termination of Employment. Any other provision of this Agreement to the contrary notwithstanding, Employee’s employment may be terminated only as follows:
(a) At the option of the Company, only in the event:
(i) of the death of the Employee;
4

(ii) of the Employee's permanent disability, which shall mean the Employee’s substantial inability for a period of three consecutive months, because of a physical or mental condition, to render the services required hereunder; or
(iii) of good cause shown at any time, as defined in Section 5(c), as determined by the Company's Board. If the Company shall determine that there is good cause to terminate the Employee's employment, then the Company shall send the Employee a written notice detailing such good cause and giving the Employee twenty (20) days to correct or cure any defects, breaches or deficiencies which created such good cause. If the Employee has not corrected or cured such defects, breaches or deficiencies to the Company's reasonable satisfaction within such period, the Company may then proceed to terminate the Employee's employment; provided, however, that the Company must advise the Employee of what defects, breaches or deficiencies the Employee had failed to correct or cure and which resulted in his termination.
(b) At the option of the Employee, only in the event of any material breach by the Company of the terms hereof, or of the terms of that certain Amended and Restated Agreement between the parties made effective as of May 9, 2006; provided, however, that the Employee shall give the Company twenty (20) days to cure any such alleged breach. If the Company has not cured such breach within such period, then the Employee may resign from employment with no penalty; provided, however, that he must first indicate to the Company the manner in which it has not cured any such breach.
5

(c) For purposes of Section 5(a)(iii), “good cause” shall mean, but not be limited to:
(i) the failure of the Employee substantially to perform the duties hereunder (other than failure resulting from the Employee's incapacity resulting from physical illness or mental condition), after reasonable notice of such failure and, if practicable, a reasonable opportunity to cure such failure;
(ii) any material breach by the Employee of the terms hereof, as determined by the Company’s Board, subject to reasonable notice of such breach(es) and, if practicable, a reasonable opportunity to cure his breaches;
(iii) the commission by the Employee of (1) an act which constitutes a dishonest act against the Company, a customer, a vendor, an employee, a consultant or an advisor to the Company, or (2) an act which constitutes a fraud or felony under applicable law, or (3) any chronic violation of law; or
(iii) the Employee abuses any substance deemed detrimental by the Company’s Board to the performance of his duties during business hours or conducts business under the undue influence of such substances or his abuse of such substances adversely affects his ability to perform his duties, which the Employee shall not have
6

cured after reasonable notice and a reasonable opportunity to cure.
(d) Upon the termination of the Employee's employment as provided in this Agreement, the Employee or his legal representatives shall be entitled to receive any Base Salary accrued to the date of such termination. In addition, upon termination of the Employee's employment by the Company for any reason (including, but not limited to, the reason set forth at Section 5.(a)(iv) hereof) other than those reasons specifically set forth at Section 5.(a)(i) through (iii) hereof, the Company shall also pay to the Employee severance in an amount equal to three (3) months' Base Salary; provided that, upon termination of the Employee's employment by the Company by reason of the event set forth at Section 5.(a)(i) hereof, the Company shall pay to the estate of the Employee severance in an amount equal to three (3) months’ Base Salary.
6. Employee Undertaking. Employee will not hold, accept or otherwise acquire and position with another entity, as a shareholder, partner, consultant, officer or director, which such position imposes on him, or may impose upon him in the future, a duty which could result in a conflict of interest arising between Employee and the Company respecting any aspect of mineral exploration, including, without limitation, acquisition or divestiture of properties, access to financing, and personnel, except that Employee shall Be permitted to continue with certain consulting activities presently being provided to Staccato Resources Inc., Great American Minerals, Golden Chalice and Tone Resources, Ltd. (and any successor, including U.S. Gold Inc.) and to other companies, not to exceed
7

in the aggregate twenty-five (25) days in any calendar year, and provided that the activities are non-competitive with the Company and approved in advance by the CEO and the Company’s Board in writing.
7. Grant of Royalty. The Company will grant Employee a one (1%) percent net smelter return royalty (“NSR”) for all prospects generated by Employee and which are acquired by staking for the Company, exclusive of the CVN, HC and RC properties. The Company will grant Employee a one-half (1/2%) percent NSR for all prospects generated by Employee which are subsequently leased by the Company, provided that (i) such lease Carries a total maximum NSR of four (4%) percent (inclusive of the one-half (1/2%) percent royalty to Employee), and (ii) such lease does not adjoin claim from which Employee is otherwise entitled to receive participation in an NSR. The Company will have the right to purchase such one-half (1/2%) percent NSR respecting leased prospects for $250,000.
8. Stock or Option Plan. The Board shall determine, from time to time, in its discretion whether and to what extent the Employee may participate in any stock or option plan hereafter adopted by the Company.
9. Confidential Information. Employee acknowledges that, as a result of his employment by the Company, Employee will obtain secret and confidential information concerning the business of the Company, including, without limitation, geological data obtained from the Company’s exploration activities and data relating to prospective
8

leasing opportunities being evaluated or which have been evaluated by the Company, the identity of vendors and sources of supply, their needs and requirements, the nature and extent of the Company’s arrangements with them, and related cost, price and sales information. Employee also acknowledges that the Company would suffer substantial damage if, during the period of his employment with the Company or thereafter, Employee should divulge secret and confidential information relating to the business of the Company acquired by him in the course of his employment. Therefore, Employee agrees that he will not at any time whether during the Term or for a period of one (1) year thereafter, disclose or divulge at any time to any person, firm or Company, any secret or confidential information obtained by Employee while employed by the Company, including but not limited to geological data obtained from the Company’s exploration activities and data relating to prospective leasing opportunities being evaluated or which have been evaluated by the Company, the operational, financial, business or other affairs of the Company, trade “know how” or secrets, vendor lists, employee lists, consultant lists, sources of supply, pricing policies, operational methods or technical processes.
10. Restrictions on Employee Upon Employee’s Termination. In the event Employee terminates his employment and the Company is not at default of (i) its Funding Obligation pursuant to the provisions of the Amended and Restated Agreement made effective as of May 9, 2006, and (ii) any material provision of this Agreement, Employee shat not engage, directly or indirectly, in any activities related to the business
9

of gold exploration within a two (2) mile radius of any project or prospect in which the Company has either an interest or intent to acquire any such interest at the date of termination. This restriction on Employee's activities shall terminate eighteen (18) months from the date of such termination. In the event that the Company shall merge or be acquired or if this Agreement is otherwise assigned by the Company to another entity, the Employee expressly consents to the assignment of this provision to such successor or assignee.
11. Construction and Enforcement of Sections 9 and 10. The parties hereto recognize and acknowledge that the provisions of Sections 9 and 10 are of great importance and value to the Company. The Employee recognizes that the provisions of Sections 9 and 10 are necessary for the Company's protection, are reasonable restraints ancillary to the formation and organization of the business and the retention of the Employee to run the business, and that the Company would be irreparably damaged by a breach thereof and would not be adequately compensated by monetary damages. The Company, therefore, in addition to its other remedies, shall be entitled to an injunction from any court having jurisdiction restraining any violation or threatened violation of the provisions of Sections 9 and 10, without the necessity of proving monetary damages, without the necessity of proving that monetary damages would be insufficient, and without the necessity of posting a bond. If any provision of Sections 9 and 10 is held to be unenforceabIe because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area,
10

or all of them, and such provision shall then be applicable in such modified form. If any provision of Sections 9 and 10 shall be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of Sections 9 and 10 or affecting the validity or enforceability of such provisions in any other jurisdiction.
12. Release upon Termination or Expiration. In the event that the employment of the Employee with the Company is terminated or expires for any reason, in exchange for payment in full of all amounts owing to Employee under the terms of this Agreement at the date of termination, the Employee shall execute and deliver to the Company a general release in form to be determined by the Company, to the effect that Employee acknowledges that receipt of any monies and benefits pursuant to the terms of this Agreement is in full satisfaction of any and all outstanding claims or entitlements which the Employee may otherwise have against the Company, as well as the officers, directors, employees and agents of the Company.
13. Company Reliance on Employee Representations. Employee acknowledges and understands that the Company has relied, and is, relying upon the representations and Statements contained in that certain letter dated September 27, 2006 sent by Employee to the Company in entering into this Agreement. This Agreement can only be modified in writing which is signed by both Parties.
11

14. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter thereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, waiver, change, modification or discharge is sought.
15. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested, as follows:
(a) To the Company:
GOLD RUN INC. 330 Bay St.
Suite 820
Toronto Ontario M5H 2S8
(b) To the Employer:
Mr. DAVE MATHEWSON
1265 Mesa Drive
Fernley, Nevada 89408
and/or such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.
12

15. Assignability. In the event of any sale or other disposition of all or a substantial part of the business of the Company, whether by sale of stock, sale of assets, merger or otherwise, then the successors and assigns of such business shall assume all of the Company’s obligations under this Agreement in respect of the Company so that the Employee will continue to have all of the benefits of this Agreement to the same extent that the Employee would have had had the aforesaid sale not taken place. This Agreement shall not be assignable by Employee, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.
16. Captions; Sections. The caption headings of the Sections and subsections of and to this Agreement are for convenience of reference only and are not intended to be, and should not construed as, defining or limiting the contents of such Sections and subsections. Unless otherwise indicated, all references in this Agreement to Sections and subsections are to Sections and subsections of this Agreement.
17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein and the parties subject to the exclusive jurisdiction of the courts sitting in the State of Nevada having jurisdiction for resolution of all disputes arising under this agreement.
13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on November 20, 2006.
GOLD RUN INC.
	By:	/s/ Richard D. Brown
Richard D. Brown, Director
/s/ Sondra Mathewson	/s/ Dave Mathewson
DAVE MATHEWSON
14